Ex-23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Sterling Bancorp on Form S-8 (No. 33-64710) of our report dated June 26, 2013 on our audits of the financial statements and supplemental schedule of Sterling Bancorp/Sterling National Bank 401(k) Plan as of and for the years ended December 31, 2012 and 2011, which report is included in this Annual Report on Form 11-K filed on or about June 26, 2013.

/s/ EISNERAMPER LLP

New York, New York

June 26, 2013